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             FORM OF ORGANIZATIONAL EXPENSE REIMBURSEMENT AGREEMENT

                             Cash Accumulation Trust
                             Active Short-Term Fund

                               PIMCO Advisors L.P.


This Agreement is made as of this ___ day of ______, 1997, by and between Cash Accumulation Trust (the "Trust") on behalf of its Active Short-Term Fund (the "Fund") and PIMCO Advisors L.P. ("PALP").

WHEREAS, the Trust is registered as an open-end management series investment company under the Investment Company Act of 1940 and is in the process of registering and organizing the Fund;

WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration and organization, which are properly expenses of the Fund, that have been and will in the future be paid by PALP by reason of the fact that the Fund was not or will not be capitalized when such expenses otherwise became due and payable;

WHEREAS, such organizational expenses include expenses necessary to organize and establish the Fund and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not limited to, such expenses as outside legal counsel's fees and independent public accountant's fees (such expenses are hereinafter referred to as "Organizational Expenses");

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1. Upon the issuance and sale of shares of the Fund to the public, the Trust shall reimburse and pay to PALP up to $50,000 of the amount expended by PALP for Organizational Expenses for the Fund.

2. Such reimbursement shall be paid by the Trust, out of the assets of the Fund, to PALP upon demand, without interest, and in no event later than five years from the commencement of operations of the Fund. Upon demand for payment, PALP shall present copies of invoices or receipts, and copies of canceled checks or other evidence of payment by PALP of the Organizational Expenses for which it is demanding reimbursement.

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3.  A copy of the Agreement and Declaration of Trust of the Trust, together with all amendments thereteo, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.


                                        PIMCO ADVISORS L.P.


                                        By:_______________________
                                           Title:


                                        CASH ACCUMULATION TRUST


                                        By:_______________________
                                           Title:




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